Exhibit 3.02

GESELLSCHAFTSVERTRAG

DER

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

I.              GESELLSCHAFTER

1.1           Persönlich haftende Gesellschafterin (Komplementärin) der Gesellschaft ist die Kabel Deutschland Verwaltungs GmbH mit Sitz in Unterföhring, Landkreis München, eingetragen bei dem Handelsregister des Amtsgerichts München unter HRB 145835. Der Begriff Komplementärin in diesem Gesellschaftsvertrag bezeichnet die Kabel Deutschland Verwaltungs GmbH und jeden neuen der Gesellschaft beitretenden persönlich haftenden Gesellschafter.

1.2           Kommanditisten der Gesellschaft sind

a)             die Kabel Deutschland GmbH mit Sitz in Unterföhring, Landkreis München, eingetragen im Handelsregister des Amtsgerichts München unter HRB 145837, und

b)            die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG mit Sitz in Unterföhring, Landkreis München, eingetragen im Handelsregister des Amtsgerichts München unter HRA 84369.

II.            FIRMA, SITZ UND GEGENSTAND DER GESELLSCHAFT

2.             Firma und Sitz

2.1           Die Firma der Gesellschaft lautet

Kabel Deutschland Vertrieb und Service GmbH & Co. KG.

2.2           Die Gesellschaft ist eine Kommanditgesellschaft.

2.3           Sitz der Gesellschaft ist Unterföhring, Landkreis München. Die Gesellschaft ist eingetragen im Handelsregister des Amtsgerichts München unter HRA 83902.

3.             Gegenstand der Gesellschaft

3.1           Gegenstand der Gesellschaft ist die Verwaltung des eigenen Vermögens, der Erwerb, die Verwaltung und die Veräußerung von Beteiligungen an anderen Unternehmen, sowie die Vornahme von Handelsgeschäften jeder Art, insbesondere auf dem Gebiet der Telekommunikation und des Fernsehens.

3.2           Die Gesellschaft kann auch Zweigniederlassungen im In- und Ausland errichten.

3.3           Die Gesellschaft ist zu allen Handlungen berechtigt, die geeignet sind oder erscheinen, den Gesellschaftszweck unmittelbar oder mittelbar zu fördern.

III.           KAPITALANTEILE UND GESELLSCHAFTERKONTEN

4.             Pflichteinlage, Kapitalanteile, Haftsumme

4.1           a)             Die Kabel Deutschland GmbH als Kommanditistin hat eine Pflicht-einlage in Höhe von € 2.500,00 erbracht.

b)            Die Kabel Deutschland GmbH hat einen Kapitalanteil in Höhe von € 2.500,00.

c)             Für die Kabel Deutschland GmbH ist ein Betrag von € 1,000.00 als deren Haftsumme im Handelsregister einzutragen.

4.2           a)             Die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG als Kommanditistin ist weder berechtigt noch verpflichtet, eine Pflichteinlage zu erbringen.

b)            Die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG hat daher keinen Kapitalanteil. Sie ist nicht am Vermögen der Gesellschaft, an Gewinnen und Verlusten und / oder einem etwaigen Liquidationserlös beteiligt.

c)             Für die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG ist — obwohl sie keine Pflichteinlage erbringt - eine Haftsumme in Höhe von € 1.000,00 im Handelsregister einzutragen.

4.3           a)             Die Kabel Deutschland Verwaltungs GmbH als Komplementärin ist          weder berechtigt noch verpflichtet, eine Pflichteinlage zu erbringen.

b)            Die Kabel Deutschland Verwaltungs GmbH hat keinen Kapitalanteil. Sie ist nicht am Vermögen der Gesellschaft, an Gewinnen und Verlusten und / oder einem etwaigen Liquidationserlös beteiligt.

4.4           Die Kapitalanteile spiegeln die Beteiligung am Gewinn und Verlust sowie am Liquidationserlös nach Befriedigung der Gläubiger und Ausgleich der Gesellschafterkonten wieder.

5.             Gesellschafterkonten

Kapitalkonto I

(a)           Für die Kommanditisten wird jeweils ein Kapitalkonto I geführt. Das Kapitalkonto I ist fest; auf ihm wird die Pflichteinlage eines jeden Kommanditisten bis zur Höhe der Haftsumme des betreffenden Kommanditisten gebucht. Das Kapitalkonto I ist unverzinslich.

Kapitalkonto II

(b)           Für die Kommanditisten wird jeweils ein Kapitalkonto II geführt. Das Kapitalkonto II ist fest; auf ihm wird die jeweilige Pflichteinlage eines Kommanditisten gebucht, soweit sie seine jeweilige Haftsumme überschreitet. Das Kapitalkonto II ist unverzinslich.

Kapitalkonto III

(c)           Für die Kommanditisten wird jeweils ein Kapitalkonto III als Rücklagekonto geführt. Auf dem Kapitalkonto III werden Einlagen des jeweiligen Kommanditisten, soweit sie seine Pflichteinlage übersteigen (Kapitalrücklagen — Unterkonto I), und Gewinne, die durch Gesellschafterbeschluss eingestellt werden (Gewinnrücklagen — Unterkonto II), gebucht. Das Kapitalkonto III ist unverzinslich.

Verlustvortragskonto

(d)           Für die Kommanditisten wird jeweils ein Verlustvortragskonto geführt, auf dem der Anteil des jeweiligen Kommanditisten an einem etwaigen Verlust der Gesellschaft gebucht wird. Gewinnanteile des jeweiligen Kommanditisten werden dem Verlustvortragskonto so lange gutgeschrieben, bis dieses ausgeglichen ist. Debetsalden auf dem Verlustvortragskonto sind unverzinslich. Verluste auf dem Verlustvortragskonto können durch Gesellschafterbeschluss mit dem Guthaben auf dem Kapitalkonto III bis zur vollen Höhe verrechnet werden.

Gesellschafterverrechnungskonto

(e)           Für jeden Gesellschafter wird ein Gesellschafterverrechnungskonto geführt. Auf dem Gesellschafterverrechnungskonto werden – gegebenenfalls nach Ausgleich eines Debetsaldos auf dem Verlustvortragskonto – die entnahmefähigen Gewinnanteile, Entnahmen, Gesellschafterdarlehen, Zinsen, der Ausgaben- und Aufwendungsersatz, die Vergütung sowie der Zahlungsverkehr zwischen der Gesellschaft und dem jeweiligen Gesellschafter gebucht. Die Gesellschafterverrechnungskonten sind verzinslich, sofern und soweit die Gesellschafter dies beschließen.

Entnahmen

(f)            Guthaben auf dem Kapitalkonto III können durch den jeweiligen Kommanditisten nur aufgrund einstimmigen Gesellschafterbeschlusses und nur soweit entnommen werden, als das für diesen Kommanditisten geführte Verlustvortragskonto vorher zumindest ausgeglichen ist. Guthaben auf dem Gesellschafterverrechnungskonto können durch die Gesellschafter jederzeit entnommen werden.

Qualifizierung der Gesellschafterkonten

(g)           Das Kapitalkonto I, das Kapitalkonto II, das Kapitalkonto III und das Verlustvortragskonto sind (gegebenenfalls negative) Eigenkapitalkonten. Verluste auf dem Verlustvortragskonto können durch Gesellschafterbeschluss mit dem Guthaben auf dem Kapitalkonto III bis zur vollen Höhe verrechnet werden.

(h)           Das Gesellschafterverrechnungskonto ist ein Forderungskonto und ist als Fremdkapital auszuweisen.

IV.           GESCHÄFTSFÜHRUNG

6.             Geschäftsführung und Vertretung

6.1           Zur Geschäftsführung und Vertretung der Gesellschaft ist allein die Komplementärin berechtigt und verpflichtet.

6.2           Die Komplementärin soll die Geschäfte der Gesellschaft führen

(a)           mit der Sorgfalt eines ordentlichen Geschäftsleiters; und

(b)           gemäß

(i)            dem Gesetz und diesem Gesellschaftsvertrag,

(ii)           durch die Gesellschafterversammlung erlassenen Geschäftsordnungen, und

(iii)          Beschlüssen der Gesellschafter.

6.3           Geschäfte und / oder Maßnahmen, die über den gewöhnlichen Betrieb des Handelsgeschäfts der Gesellschaft hinausgehen, bedürfen der vorherigen Zustimmung der Gesellschafter.

6.4           Die Komplementärin und ihre Geschäftsführer sind von den Beschränkungen des § 181 BGB für Rechtsgeschäfte zwischen der Gesellschaft und Dritten sowie zwischen der Gesellschaft und / oder Gesellschaftern befreit.

7.             Vergütung der Gesellschafter

7.1           Der Komplementärin werden von der Gesellschaft sämtliche Ausgaben und Aufwendungen für die Geschäftsführung erstattet, sobald sie entstehen. Die Komplementärin erhält zusätzlich eine Vergütung in Höhe von € 2.500,00 p.a. zuzüglich gesetzlicher Umsatzsteuer.

7.2.          Die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG erhält für die Übernahme der Haftung bis zur Höhe von € 1.000,00 eine Vergütung in Höhe von € 100,00 p.a. zuzüglich gesetzlicher Umsatzsteuer.

7.3           Der Ausgaben- und Aufwendungsersatz nach Ziff. 7.1 und 7.2 ist im Jahresabschluss der Gesellschaft als Aufwand auszuweisen.

V.            GESELLSCHAFTERVERSAMMLUNGEN UND —BESCHLÜSSE

8.             Gesellschafterbeschlüsse

8.1           Die von den Gesellschaftern in den Angelegenheiten der Gesellschaft zu treffenden Bestimmungen erfolgen grundsätzlich durch Gesellschafterbeschluss, der

(a)           in einer Gesellschafterversammlung oder

(b)           schriftlich im Umlaufverfahren (einschließlich E-Mail und Telefax), sofern alle Gesellschafter diesem Verfahren zustimmen,

gefasst werden kann.

8.2           Die Kabel Deutschland GmbH hat neun (9) Stimmen, und die Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG hat eine (1) Stimme. Die Komplementärin hat — soweit gesetzlich zulässig — kein Stimmrecht. Gesellschafterbeschlüsse werden mit der Mehrheit der Stimmen der stimmberechtigten Gesellschafter gefasst, die an der Gesellschafterversammlung teilnehmen oder dort entsprechend vertreten sind, sofern in diesem Gesellschaftsvertrag keine höhere Mehrheit vorgeschrieben ist.

8.3           Ein Gesellschafter, der durch die Beschlussfassung entlastet oder von einer Verbindlichkeit befreit werden soll, hat hierbei kein Stimmrecht und darf ein solches auch nicht für andere ausüben. Dasselbe gilt bei einer Beschlussfassung, welche die Vornahme eines Rechtsgeschäfts (mit Ausnahme der Beschlussfassung über die Vornahme eines Rechtsgeschäfts mit der Kabel Deutschland GmbH) oder die Einleitung oder die Erledigung eines Rechtsstreits gegenüber einem Gesellschafter betrifft. In jedem Fall besteht bei der Beschlussfassung über Entnahmen aus einem Kapitalkonto III kein Stimmverbot des jeweils betroffenen Kommanditisten.

9.             Gesellschafterversammlungen

9.1           Die Gesellschafterversammlungen finden am Sitz der Gesellschaft oder an einem anderen Ort statt, wenn alle Gesellschafter dem zustimmen.

9.2           Die Gesellschafterversammlungen und sämtliche schriftlichen Beschlussfassungen sollen in englischer Sprache erfolgen, sofern nicht alle Gesellschafter der Verwendung der deutschen Sprache zustimmen oder die Verwendung der deutschen Sprache gesetzlich vorgeschrieben ist.

9.3           Als Anwesenheit eines Gesellschafters gilt auch dessen Zuschaltung per Telefon oder Videokonferenz. Jeder Gesellschafter kann sich in der Gesellschafterversammlung durch einen Mitgesellschafter, einen Angehörigen eines gesetzlich zur

Verschwiegenheit verpflichteten rechts-, wirtschafts- oder steuerberatenden Berufs oder eines vertraglich zur Verschwiegenheit verpflichteten Dritten vertreten lassen. Auf Verlangen eines Gesellschafters hat der Vertreter seine Vertretungsmacht durch Vorlage einer schriftlichen Vollmacht nachzuweisen.

9.4           Die Gesellschafterversammlung kann durch jeden Gesellschafter unter Einhaltung einer Frist von drei Wochen einberufen werden. Die Einberufung hat per Einschreiben an sämtliche Gesellschafter unter Angabe von Ort, Zeit und Tagesordnung der Versammlung zu erfolgen. Mit Zustimmung aller Gesellschafter kann die Dreiwochenfrist gekürzt oder auf ihre Einhaltung verzichtet werden.

9.5           Die Gesellschafterversammlung ist nur beschlussfähig, wenn die Kabel Deutschland GmbH anwesend oder vertreten ist. Ist die Gesellschafterversammlung nicht beschlussfähig oder erhält kein Beschlussvorschlag in Angelegenheiten der Gesellschaft die erforderliche Mehrheit, so kann eine weitere Gesellschafterversammlung mit derselben Tagesordnung und im übrigen nach Maßgabe von Ziff. 9.4 durch denselben Gesellschafter einberufen werden, wobei eine Einberufungsfrist von einer Woche gilt. Die so einberufene weitere Gesellschafterversammlung ist in jedem Fall beschlussfähig; hierauf ist in der Einberufung ausdrücklich hinzuweisen.

9.6           Die Gesellschafterversammlung ist mindestens einmal jährlich unverzüglich nach Aufstellung des Jahresabschlusses für das abgelaufene Geschäftsjahr abzuhalten. Der Jahresabschluss ist den Gesellschaftern einschließlich des Lageberichts (soweit gesetzlich vorgeschrieben) mit der Einladung zu der Gesellschafterversammlung zuzusenden. In der Jahresgesellschafterversammlung sollen insbesondere zu folgenden Gegenständen Beschlüsse gefasst werden:

(a)           Feststellung des Jahresabschlusses;

(b)           die Gewinnverwendung;

(c)           die Entlastung der Komplementärin.

9.7           Den Vorsitz in der Gesellschafterversammlung führt ein Geschäftsführer der Komplementärin. Der Vorsitzende leitet die Versammlung und bestimmt einen Protokollführer.

9.8           Die Protokolle von Gesellschafterversammlungen und im Umlaufverfahren gefassten Gesellschafterbeschlüssen müssen mindestens folgende Angaben enthalten:

(a)           Ort, Datum und Uhrzeit der Gesellschafterversammlung / des Gesellschafterbeschlusses;

(b)           ein Verzeichnis der anwesenden Gesellschafter, Gesellschaftervertreter und weiterer Teilnehmer;

(c)           die fortlaufende Nummerierung der Gesellschafterbeschlüsse;

(d)           den genauen Wortlaut und das Abstimmungsergebnis aller gefassten Beschlüsse; und

(e)           Angaben zur Behandlung der weiteren Beschlussvorschläge.

9.9           Das Protokoll der Gesellschafterversammlung ist durch den Vorsitzenden der Gesellschafterversammlung und den Protokollführer zu unterzeichnen. Jedem Gesellschafter ist eine Kopie des Protokolls zuzuleiten. Beschlüsse im Umlaufverfahren sind nur wirksam, wenn sie durch denjenigen Gesellschafter, der die Beschlussfassung im Umlaufverfahren vorgeschlagen hat, unterzeichnet und durch alle anderen Gesellschafter gegengezeichnet wurden.

9.10         Die Originale der Protokolle von Gesellschafterversammlungen und im Umlaufverfahren gefassten Gesellschafterbeschlüssen sind bei den Büchern der Gesellschaft zu verwahren, die durch die Komplementärin geführt werden.

9.11         Gesellschafterbeschlüsse können durch einen Gesellschafter nur durch Erhebung der Klage bei dem zuständigen Gericht innerhalb eines Monats, nachdem der betreffende Gesellschafter positive Kenntnis von dem Gesellschafterbeschluss erhalten hat, angefochten werden.

VI.           GESCHÄFTSJAHR, JAHRESABSCHLUSS, INFORMATIONSRECHTE, ERGEBNISVERTEILUNG

10.          Geschäftsjahr, Jahresabschluss

Geschäftsjahr

10.1         Das Geschäftsjahr beginnt am 1. April eines Jahres und endet am 31. März des darauffolgenden Jahres.

Der Zeitraum 01.01.2006 – 31.03.2006 bildet ein Rumpfgeschäftsjahr.

Jahresabschluss

10.2         Die Komplementärin hat binnen 60 Tagen nach Beendigung des Geschäftsjahres den Jahresabschluss aufzustellen.

10.3         Der Jahresabschluss der Gesellschaft ist den Kommanditisten innerhalb von 90 Tagen nach Beendigung des Geschäftsjahres vorzulegen, für welches der jeweilige Jahresabschluss aufgestellt wurde. Die Feststellung des Jahresabschlusses erfolgt durch die ordentliche Jahresgesellschafterversammlung mit einfacher Stimmenmehrheit.

Informationsrechte

10.4         Die Kommanditisten haben ein umfassendes Informations- und Einsichtsrecht in allen Angelegenheiten der Gesellschaft und sind berechtigt, jederzeit Einsicht in die Bücher und Schriften der Gesellschaft sowie ihre Verträge zu nehmen und die Räumlichkeiten der Gesellschaft sowie deren Betriebsstätten zu betreten und zu besichtigen. Jeder Kommanditist kann hiermit einen Angehörigen eines gesetzlich zur Verschwiegenheit verpflichteten rechts-, wirtschafts- oder steuerberatenden Berufs beauftragen.

10.5         Die Komplementärin hat die Kommanditisten regelmäßig über wesentliche Rechtsgeschäfte und Maßnahmen zu informieren.

11.          Buchführung

11.1         Die Komplementärin ist für die Führung der Bücher und Schriften der Gesellschaft verantwortlich.

11.2         Die Komplementärin hat die Bücher der Gesellschaft in Übereinstimmung mit den gesetzlichen Vorschriften und in Deutschland geltenden Bilanzierungs- und Rechnungslegungsgrundsätzen zu führen.

12.          Ergebnisverteilung, Liquidationsüberschuss

Ergebnisverteilung

12.1         Den im Jahresabschluss ausgewiesenen Jahresgewinn bzw. —verlust erhalten die Gesellschafter nach Maßgabe ihrer Kapitalanteile.

Liquidation

12.2         Wird die Gesellschaft aufgelöst, so erhalten nach Abzug sämtlicher Verbindlichkeiten der Gesellschaft gegenüber Dritten

(a)           erstens die Gesellschafter das Guthaben auf ihrem jeweiligen Gesellschafterverrechnungskonto;

(b)           zweitens die Kommanditisten das Guthaben auf ihren jeweiligen Kapitalkonten;

(c )          drittens die Kommanditisten den verbleibenden Liquidationsüberschuss pro rata ihrer Kapitalanteile.

VII.         VERFÜGUNGEN ÜBER GESELLSCHAFTSANTEILE

13.          Verfügungen

13.1         Ein Kommanditist kann ohne vorherige Einwilligung des anderen Kommanditisten nicht

(a)           seinen Gesellschaftsanteil oder Teile davon übertragen;

(b)           Dritten dingliche oder schuldrechtliche Rechte an seinem Gesellschaftsanteil einräumen, einschließlich Unterbeteiligungen, Treuhandstellungen, Belastungen oder Rechte vergleichbarer Wirkung;

(c)           sich gegenüber einem Dritten zur Vornahme von in (a) und / oder (b) genannten Rechtsgeschäften oder Rechtshandlungen verpflichten.

13.2         Ein Kommanditist kann seine Zustimmung zu den in Ziff. 13.1 genannten Rechtsgeschäften und / oder Rechtshandlungen nur aus vernünftigen Gründen verweigern.

13.3         Die Vornahme von in Ziff. 13.1 bezeichneten Rechtsgeschäften und / oder Rechtshandlungen durch die Kabel Deutschland GmbH ist außerdem nur wirksam, wenn die Kabel Deutschland GmbH gleichzeitig einen entsprechenden Anteil am Stammkapital der Komplementärin auf den Erwerber überträgt.

13.4         Die Komplementärin kann die in Ziff. 13.1 bezeichneten Rechtsgeschäfte und / oder Rechtshandlungen nicht ohne einen vorherigen Zustimmungsbeschluss der Gesellschafterversammlung vornehmen.

VIII.        DAUER DER GESELLSCHAFT, KÜNDIGUNG

14.          Dauer der Gesellschaft, Kündigung

14.1         Die Gesellschaft besteht auf unbestimmte Zeit. Die Gesellschaft beginnt mit dem Tage ihrer Eintragung in das Handelsregister.

14.2         Die Gesellschaft kann nur aus wichtigem Grund gekündigt werden.

14.3         Die Kündigung hat per Einschreiben mit Rückschein zu erfolgen. Sie ist an die Gesellschaft zu richten, welche die Gesellschafter unverzüglich zu benachrichtigen hat.

14.4         Kündigt ein Kommanditist die Gesellschaft, wird die Gesellschaft nach Maßgabe von Ziff. 15.2 fortgesetzt.

14.5         Kündigt ein Gläubiger eines Gesellschafters die Gesellschaft, findet Ziff. 14.4 entsprechende Anwendung.

15.          Ausscheiden von Gesellschaftern

15.1         Abweichend von § 131 Abs. 3 S. 1 Nr. 2 HGB scheidet ein Gesellschafter erst mit der Beendigung eines über sein Vermögen eröffneten Insolvenzverfahrens aus der Gesellschaft aus.

15.2         Falls ein Gesellschafter aufgrund der zuvor in Ziff. 15.1 getroffenen Regelung oder infolge eines anderen Grundes aus der Gesellschaft ausscheidet, wird die Gesellschaft zwischen den verbleibenden Gesellschaftern mit der bisherigen Firma fortgesetzt. Bei Ausscheiden eines Kommanditisten wächst dessen Gesellschaftsanteil dem verbleibenden Kommanditisten an und das Guthaben des ausscheidenden Kommanditisten auf den Kapitalkonten I – III wird dem verbleibenden Kommanditisten zugeschrieben. Sollte im übrigen nur ein Gesellschafter verbleiben, übernimmt dieser, mit dem Recht, den Geschäftsbetrieb weiterzuführen, die Vermögensgegenstände und Schulden der Gesellschaft ohne Liquidation.

15.3         Die Gesellschafter sollen, sobald über die Komplementärin oder über einen anderen der Gesellschaft beigetretenen persönlich haftenden Gesellschafter Antrag auf Eröffnung des Insolvenzverfahrens über dessen Vermögen gestellt worden ist, durch Gesellschafterbeschluss dem Beitritt eines weiteren persönlich haftenden Gesellschafters zustimmen und diesen neuen persönlich haftenden Gesellschafter in die Gesellschaft aufnehmen. Die Komplementärin ist verpflichtet, die anderen Gesellschafter unverzüglich über die Stellung des Antrages auf Eröffnung des Insolvenzverfahrens über ihr Vermögen oder die drohende Erforderlichkeit einer derartigen Antragstellung zu unterrichten.

15.4         Ein Gesellschafter, der aus der Gesellschaft ausscheidet, hat Anspruch auf eine Abfindung, die wie folgt zu berechnen und zu erfüllen ist:

(a)           Die Abfindung ist begrenzt auf 66 2/3 % des Verkehrswerts des Gesellschaftsanteils des ausscheidenden Gesellschafters oder, falls diese Begrenzung unwirksam sein sollte, auf denjenigen Anteil des Verkehrswerts, der wirksam ist. Der Verkehrswert des Gesellschaftsanteils entspricht dem Anteil des Verkehrswerts des Gesellschaftsanteils nach Maßgabe des Kapitalanteils des ausscheidenden Gesellschafters im Verhältnis zur Summe aller Gesellschaftsanteile nach Maßgabe der Kapitalanteile. Der

Unternehmenswert der Gesellschaft soll nach einem betriebswirtschaftlich anerkannten Bewertungsverfahren auf den Tag des Ausscheidens des zur Abfindung berechtigten Gesellschafters bestimmt werden. Bei der Bewertung ist die finanzielle Situation und die Ertragslage der Gesellschaft zu berücksichtigen.

(b)           Die Abfindung wird in fünf gleichen jährlichen Raten gezahlt. Die erste Rate ist 120 Kalendertage nach dem Ende des Geschäftsjahrs fällig, in dem der Gesellschafter, der Anspruch auf eine Abfindung hat, ausgeschieden ist. Die Abfindung wird mit einem Zinssatz von EURIBOR plus 2 % ab dem Tage des Ausscheidens verzinst. Aufgelaufene Zinsen sind mit der jeweils nächsten Rate fällig. Die Gesellschaft ist nicht verpflichtet, für ausstehende Raten und Zinsen Sicherheitsleistung zu stellen.

(c)           Wenn die Auszahlung einer fälligen Rate gegen die Kapitalerhaltungsvorschriften verstoßen würde, wird die entsprechende Rate auf den Betrag begrenzt, der an den ausgeschiedenen Gesellschafter ohne Verstoß gegen die Kapitalerhaltungsvorschriften ausgezahlt werden kann. Der Betrag, um den die fällige Rate reduziert wird, erhöht den Betrag der nächsten fälligen Rate.

(4)           Der Abfindungsanspruch geht allen anderen Forderungen Dritter gegen die Gesellschaft im Rang nach mit der Folge, dass der Abfindungsanspruch nicht geltend gemacht werden kann, bevor alle anderen Gläubiger der Gesellschaft befriedigt worden sind. Der Abfindungsanspruch darf nicht als Insolvenzforderung geltend gemacht werden.

(5)           Ein Gesellschafter, der die Auflösung der Gesellschaft nach § 133 HGB verlangt, scheidet aus der Gesellschaft aus, sobald das Auflösungsurteil rechtskräftig geworden ist.

IX.           VERSCHIEDENES

16.          Verschiedenes

16.1         Mitteilungen und andere nach diesem Gesellschaftsvertrag erforderliche oder zulässige Kommunikation ist schriftlich in englischer Sprache abzufassen und persönlich zu übergeben oder per Fax oder Übernachtkurier oder per Post zu übermitteln.

Salvatorische Klausel

16.2         Sollten einzelne Bestimmungen dieses Gesellschaftsvertrages ganz oder teilweise unwirksam sein oder werden oder sollte sich in diesem Gesellschaftsvertrag eine Lücke befinden, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmung oder zur Ausfüllung der Lücke soll eine angemessene Regelung treten, die, soweit rechtlich möglich, dem am nächsten kommt, was die Gesellschafter gewollt haben oder nach dem Sinn und Zweck dieses Gesellschaftsvertrages gewollt haben würden, wenn sie den fehlenden Punkt bedacht hätten.

Gerichtsstand

16.3         Ausschließlicher Gerichtsstand ist München.

Inkrafttreten

16.4         Dieser Gesellschaftsvertrag wird mit Unterzeichnung durch die Gesellschafter wirksam.

Unterföhring, den 27. April 2006

Kabel Deutschland Verwaltungs GmbH

vertreten durch:

/s/ Christoph Wahl	/s/ Paul Thomason
Christof Wahl, Geschäftsführer	Paul Thomason, Geschäftsführer

Kabel Deutschland GmbH

vertreten durch:

/s/ Christoph Wahl	/s/ Paul Thomason
Christof Wahl, Geschäftsführer	Paul Thomason, Geschäftsführer

Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG, vertreten durch ihre persönlich haftende Gesellschafterin, die Kabel Deutschland Vertrieb und Service Beteiligungs Verwaltungs GmbH, diese wiederum vertreten durch:

/s/ Christoph Wahl	/s/ Paul Thomason
Christof Wahl, Geschäftsführer	Paul Thomason, Geschäftsführer

TRANSLATION

PARTNERSHIP AGREEMENT

OF

KABEL DEUTSCHLAND VERTRIEB UND SERVICE GMBH & CO. KG

I.              PARTNERS

1.1           The personally liable partner (General Partner) of the Partnership is Kabel Deutschland Verwaltungs GmbH with registered offices in Unterföhring, Munich administrative district, registered in the commercial register of the Local Court (Amtsgericht) of Munich under HRB 145835. For the purposes of the present Partnership Agreement, the term General Partner shall denote Kabel Deutschland Verwaltungs GmbH and any other general partner that joins the Partnership.

1.2           The Limited Partners of the Partnership are:

a)      Kabel Deutschland GmbH with registered offices in Unterföhring, Munich administrative district, registered in the commercial register of the Local Court (Amtsgericht) of Munich under HRB 145837, and

b)     Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG with registered offices in Unterföhring, Munich administrative district, registered in the commercial register of the Local Court (Amtsgericht) of Munich under HRA 84369.

II.            NAME, REGISTERED OFFICE AND OBJECT OF THE PARTNERSHIP

2.             Name and Registered Office

2.1           The name of the Partnership is

Kabel Deutschland Vertrieb und Service GmbH & Co. KG.

2.2           The Partnership is a limited partnership.

2.3           The Partnership’s registered office is Unterföhring, Germany, Munich administrative district. The Partnership is registered in the commercial register of the Local Court (Amtsgericht) of Munich under HRA 83902.

3.             Object of the Partnership

3.1           The object of the Partnership is the management of its own assets, the acquisition, management and disposal of interests in other companies as well as the performance of trades of whatever kind, particularly in the field of telecommunication and television.

3.2           The Partnership may also establish branches within Germany and abroad.

3.3           The Partnership is authorised to perform any and all actions that are, or appear to be, directly or indirectly suitable for the promotion of the Partnership’s objective.

III.           SHARES IN PARTNERSHIP CAPITAL AND PARTNERS’ ACCOUNTS

4.             Mandatory Capital Contribution; Shares in Partnership Capital; Maximum Liability Amount

4.1           a)             As a Limited Partner, Kabel Deutschland GmbH has made a mandatory capital contribution of EUR 2,500.00.

b)            Kabel Deutschland GmbH holds a share in the partnership capital in the amount of EUR 2,500.00.

c)             The amount of EUR 1,000.00 shall be registered in the commercial register as Kabel Deutschland GmbH’s maximum liability amount.

4.2           a)             As a Limited Partner, Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG is neither entitled nor required to make a mandatory capital contribution.

b)            For this reason, Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG holds no share in the partnership capital. Kabel Deutschland

Vertrieb und Service Beteiligungs GmbH & Co. KG does not participate in the Partnership’s assets, gains or losses and/or liquidation proceeds.

c)             Although Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG makes no mandatory capital contribution, a maximum liability amount of EUR 1,000.00 shall be registered in the commercial register for Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG.

4.3           a)             As the General Partner, Kabel Deutschland Verwaltungs GmbH is neither entitled nor required to make a mandatory capital contribution.

b)            Kabel Deutschland Verwaltungs GmbH holds no share in the partnership capital. Kabel Deutschland Verwaltungs GmbH does not participate in the Partnership’s assets, gains or losses and/or liquidation proceeds.

4.4           The shares in the partnership capital reflect the participation in profits or losses and in the liquidation proceeds after all creditors have been satisfied and the partners’ accounts have been settled.

5.             Partners’ Accounts

Capital account I

(a)           One capital account I shall be maintained for each Limited Partner. The capital account I shall be fixed; the mandatory capital contribution of each Limited Partner shall be deposited into this account up to the relevant Limited Partner’s maximum liability amount. The capital account I does not bear interest.

Capital account II

(b)           One capital account II shall be maintained for each Limited Partner. The capital account II shall be fixed. To the extent that the mandatory capital contribution of any Limited Partner exceeds the relevant Limited Partner’s maximum liability amount, such excess contribution shall be deposited into the capital account II. The capital account II does not bear interest.

Capital account III

(c)           One capital account III shall be maintained for each Limited Partner as a reserve account. Any contributions by a Limited Partner exceeding the relevant Limited Partner’s maximum liability amount (capital reserves — sub-account I) and profits posted in accordance with a partners’ resolution (profit reserves — sub-account II) shall be transferred to the capital account III. The capital account III does not bear interest.

Loss carry forward account

(d)           A loss carry forward account shall be maintained for the each Limited Partner to which the share of the relevant Limited Partner in any losses incurred by the Partnership will be posted. Any profit shares of the relevant Limited Partner shall be credited to the loss carry forward account until it has been balanced. Debit balances in the loss carry forward account shall not incur any interest. By way of partners’ resolution, any losses in the loss carry forward account may be offset against the entire credit balance in capital account III.

Partner’s clearing account

(c)           A clearing account shall be maintained for each partner. Any distributable profits, withdrawals, partners’ loans, interest, reimbursements of expenses, remuneration and the payment transactions between the Partnership and the relevant partner will be posted to the relevant partner’s clearing account, if applicable after settlement of any debit balance in the loss carry forward account. The partners’ clearing accounts shall accrue interest if so resolved by the partners.

Withdrawals

(f)            The relevant Limited Partner may only dispose of any credit balances in the capital account III if so resolved by unanimous partners’ resolution and only if the loss carry forward account maintained for the relevant Limited Partner has been balanced prior to such withdrawal. The partners may dispose of any credit balances in the partners’ clearing account at any time.

Standing of Partners’ clearing accounts

(g)           Capital account I, capital account II, capital account III and the loss carry forward account are equity accounts (showing a negative balance, if applicable). By way of partners’ resolution, any losses in the loss carry forward account may be offset against the entire credit balance in capital account III.

(h)           The partners’ clearing account is a receivables account, its balance must be reported as external funds.

IV.           MANAGEMENT

6.             Management and Representation

6.1           The General Partner shall be solely authorised and obligated to manage and represent the Partnership.

6.2           The General Partner shall:

(a)           manage the business of the Partnership with the due care and diligence of a prudent businessman and

(b)           in accordance with

(i)            the law and this Partnership Agreement,

(ii)           the internal rules of procedure adopted by the Partners’ Meetings and

(iii)          the partners’ resolutions.

6.3           Any transactions and/or measures outside the ordinary course of the Partnership’s business also require the prior approval of the partners.

6.4           The General Partner and its managing directors shall be exempt from the restrictions of section 181 of the German Civil Code (“BGB”) with regard to legal transactions between the Partnership and third parties as well as the Partnership and partners.

7.             Remuneration of Partners

7.1           The Partnership shall reimburse the General Partner for any and all management expenses whenever they incur. Moreover, the General Partner shall receive remuneration in the amount of EUR 2,500.00 p.a. plus statutory value-added tax.

7.2           As consideration for the assumption of liability up to the amount of EUR 1,000, Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG shall receive remuneration in the amount of EUR 100.00 p.a. plus statutory value-added tax.

7.3           The reimbursement of expenses as per Clauses 7.1 and 7.2 above shall be recognised as an expense in the Partnership’s financial statements.

V.            PARTNERS’ MEETINGS AND RESOLUTIONS

8.             Partners’ Resolutions

8.1           Any and all determinations to be made by the partners with regard to Partnership matters shall be made by way of partners’ resolutions which may be passed

(a)           at a Partners’ Meeting or

(b)           in writing by way of circulation (including e-mail and fax), provided that all partners agree to this procedure.

8.2           Kabel Deutschland GmbH has nine (9) votes and Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG has one (1) vote. To the extent permitted by law, the General Partner has no voting right. Partners’ resolutions are passed with the majority of votes cast by partners attending the Partners’ Meeting, in person or by proxy, that are entitled to vote, unless this Partnership Agreement prescribes a higher majority.

8.3           Any partner seeking approval for its actions or release from a liability by way of a resolution shall have no voting right when the relevant resolution is put to the vote and may not exercise the voting right of another by proxy. The same shall apply to the passing of any resolution regarding the performance of a transaction with another partner (other than the passing of a resolution regarding transactions with Kabel Deutschland GmbH) or the instigation or termination of legal proceedings against another partner. In any case, the relevant Limited Partner shall not be excluded from voting on resolutions regarding withdrawals from capital account III.

9.             Partners’ Meetings

9.1           Partners’ Meetings shall take place at the Partnership’s registered office or any other venue if all partners agree.

9.2           Partners’ Meetings shall be conducted in English and all resolutions passed in writing shall also be in English, unless all partners agree to the use of the German language or the use of German is prescribed by law.

9.3           A partner attending a Partners’ Meeting by way of telephone of video conference shall also be deemed to be present at such meeting. Partners may appoint another partner, a person subject to a professional duty of confidentiality, such as a lawyer, accountant or tax adviser, or a person contractually bound to confidentiality to represent them at Partners’ Meetings. Upon request of any other partner, such proxy shall provide the written proxy document as evidence of power of attorney.

9.4           The Partners’ Meeting may be called by any partner by the giving of three week’s notice. Any such Partners’ Meetings shall be convened by way of registered mail to all partners, stating place, venue and agenda of the meeting. Where all partners agree, the three-week notice period may be abridged or its application may be waived.

9.5           The Partners’ Meeting shall only constitute a quorum if Kabel Deutschland GmbH is present or represented. If the Partners’ Meeting does not constitute a quorum or a proposal for a resolution in Partnership matters does not obtain the required majority, another Partners’ Meeting may be convened by the same partner in accordance with Clause 9.4 above, having the same agenda. The convocation period for this meeting shall be one week. The Partners’ Meeting so convened shall constitute a quorum; this fact must be expressly stated in the invitation.

9.6           The Partners’ Meeting must be convened at least once a year, immediately following the preparation of the financial statements for the past financial year. The financial statements, including the management report if required by law, shall be forwarded to the partners together with the invitation to the Partners’ Meeting. The annual Partners’ Meeting shall pass resolutions on the following matters in particular:

(a)           approval and confirmation of the financial statements;

(b)           appropriation of distributable profit and

(c)           formal approval of the General Partner.

9.7           A managing director of the General Partner shall preside at the Partners’ Meetings. The chairperson shall preside over the proceedings and appoint the keeper of the minutes.

9.8           The minutes of Partners’ Meetings and partners’ resolutions passed by way of circulation shall contain the following particulars as a minimum:

(a)           place, date and time of the Partners’ Meeting / the partners’ resolution;

(b)           a list of the partners and proxies in attendance and other persons present;

(c)           the serial numbering of the partners’ resolutions;

(d)           the precise wording of and the voting results for any and all resolutions passed; and

(e)           information on the treatment of further proposals for resolution.

9.9           The minutes of the Partners’ Meeting must be signed by the chairperson of the Partners’ Meeting and the keeper of the minutes. A copy of the minutes must be forwarded to each partner. Resolutions taken by way of circulation shall only be effective when signed by the partner who proposed the passing of the relevant resolution by way of circulation and counter-signed by all other partners.

9.10         The originals of the minutes of Partners’ Meetings and partners’ resolutions passed by way of circulation must be kept with the Partnership’s records, which are maintained by the General Partner.

9.11         A partner can only challenge a partners’ resolution by filing a claim with the competent court within one month after that partner obtained positive knowledge of such resolution.

VI.           FINANCIAL YEAR, FINANCIAL STATEMENTS, RIGHT TO BE INFORMED, PROFIT DISTRIBUTION

10.          Financial Year, Financial Statements

Financial Year

10.1         The financial year commences on 1 April of any given year and ends on 31 March of the following year.

The period from 1 January 2006 to 31 March 2006 is a stub period.

Financial statements

10.2         The General Partner shall prepare the financial statements within 60 days from the end of the financial year.

10.3         The Limited Partners shall be provided with the Partnership’s financial statements within 90 days from the end of the financial year for which the financial statements were prepared. The approval and confirmation of the annual financial statements by the annual Partners’ Meeting requires a simple majority of all votes cast.

Right to be informed

10.4         The Limited Partners have comprehensive information and inspection rights in all matters relating to the Partnership and are entitled to inspect the Partnership’s books, records and contracts and to enter and visit its premises and operating facilities at any time. Every Limited Partner may appoint a person subject to a professional duty of confidentiality, such as a lawyer, accountant or tax adviser, to exercise said Limited Partner’s inspection rights.

10.5         The General Partner shall periodically inform the Limited Partners about material transactions and measures.

11.          Accounting

11.1         The General Partner shall be responsible for the keeping of the Partnership’s books and records.

11.2         The General Partner shall keep the Partnership’s books in compliance with statutory provisions and the generally accepted accounting principles in force in Germany.

12.          Profit Distribution, Liquidation Surplus

Profit Distribution

12.1         The partners shall participate in the annual profit or loss shown in the financial statements in proportion to their shares in the partnership capital.

Liquidation

12.2         If the Partnership is dissolved, any credit balances shall be distributed as follows after deduction of all liabilities vis-à-vis third parties:

(a)           firstly, any credit balances in the partners’ clearing accounts shall be paid to the relevant partners;

(b)           secondly, any credit balances in the Limited Partners’ capital accounts shall be paid to the Limited Partners;

(c)           thirdly, the remaining liquidation surplus shall be paid to the Limited Partners in proportion to their shares in the partnership capital.

VII.         DISPOSAL OF PARTNERSHIP INTERESTS

13.          Disposals

13.1         Without the prior consent of the other Limited Partner, no Limited Partner may:

(a)           transfer its partnership interest or part thereof;

(b)           grant third parties rights in rem or contractual rights (including sub-participations, trust relationships, encumbrances or rights with similar legal effect) to its partnership interest; or

(c)           commit itself vis-à-vis third parties to perform any of the transactions or actions mentioned under (a) and/or (b) above.

13.2         A Limited Partner may not unreasonably withhold its consent to any of the transactions or actions mentioned in Clause 13.1 above.

13.3         Furthermore, the performance of any transactions or actions specified in Clause 13.1 above by Kabel Deutschland GmbH shall be only effective if Kabel Deutschland GmbH at the same time transfers the relevant share in the General Partner’s nominal capital to the purchaser.

13.4         The General Partner may not perform any of the transactions and/or actions specified in Clause 13.1 above without the prior approval of the Partners’ Meeting.

VIII.        DURATION OF THE PARTNERSHIP, TERMINATION

14.          Duration of the Partnership, Termination

14.1         The Partnership shall be established for an indefinite period. The Partnership will enter into existence upon its registration in the commercial register.

14.2         The Partnership can only be terminated for good cause.

14.3         Notice of termination shall be given in writing by registered letter with return receipt. Said notice of termination shall be addressed to the Partnership which shall notify the partners thereof without undue delay.

14.4         Where a Limited Partner terminates its membership in the Partnership, the Partnership shall continue in accordance with Clause 15.2 above.

14.5         Where a creditor of a partner terminates the Partnership, Clause 14.4 above shall apply mutatis mutandis.

15.          Withdrawal of Partners

15.1         In derogation of section 131 (3) sentence 1 No. 2 of the German Commercial Code (“HGB”), a partner shall only cease to be a partner in the Partnership when insolvency proceedings have been instituted against that partner’s assets.

15.2         Where a partner ceases to be a partner of the Partnership pursuant to Clause 15.1 above or for any other reason, the Partnership shall continue to exist between the remaining partners and under the same name. The partnership interest of a withdrawing Limited Partner shall accrue to the benefit of the remaining Limited Partner and the credit balance in the withdrawing Limited Partner’s capital accounts I to III shall be credited to the remaining Limited Partner. Where only one partner remains, this partner shall take over the assets and liabilities of the Partnership without liquidation and shall have the right to continue the Partnership’s business.

15.3         Where a proceeding seeking a judgment of insolvency has been instituted against the assets of a General Partner or another personally liable partner, the partners shall agree, by way of a partners’ resolution, to the accession of an additional personally liable partner and accept this new personally liable partner as a new General Partner of the Partnership. The General Partner is under an obligation to notify the other partners, without undue delay, of the filing of a petition seeking a judgment of insolvency against their assets or the imminent necessity of filing such a petition.

15.4         Partners who cease to be partners of the Partnership are entitled to compensation which shall be calculated and paid as follows:

(a)           The compensation shall be limited to 66 2/3% of the market value of the withdrawing partner’s partnership interest or, should this limitation be invalid, to such share in the market value that is valid. The market value of the partnership interest corresponds to the share of the market value of the withdrawing partner’s partnership interest in proportion to the sum of all partnership interests. The Partnership’s business value shall be determined, in accordance with an accepted business valuation method, as at the date of withdrawal of the partner entitled to compensation. The valuation shall also take the Partnership’s financial situation and the results of operations into consideration.

(b)           Said compensation shall be paid over five equal annual instalments. The first instalment shall be due and payable 120 calendar days from the end of the financial year in which the partner who is entitled to compensation ceased to be a partner. Said compensation shall bear interest at a rate of EURIBOR 2% from the day of withdrawal. Accrued interest shall be paid together with the next instalment. The Partnership is under no obligation to furnish collateral for outstanding instalments and interest.

(c)           Where the payment of any instalment due would contravene the capital maintenance provisions, the relevant instalment shall be limited to an amount that can be paid to the former partner without infringement of the capital maintenance provisions. The amount by which the payable instalment is reduced will increase the amount of the next instalment due.

(4)           The entitlement to compensation shall be subordinated to any and all third-party claims vis-à-vis the Partnership, meaning that the compensation claim can only be asserted after all other creditors of the Partnership have been satisfied. The compensation claim may no be asserted in the form of an insolvency claim.

(5)           A partner who requests the winding up of the Partnership in accordance with section 133 of the HGB, will cease to be a partner in the Partnership once the order to liquidate has become final and non-appealable.

IX.           MISCELLANEOUS

16.          Miscellaneous

16.1         Any notices and any other communication required or permissible under this Partnership Agreement must be in writing and in the English language and either delivered by hand or sent by fax, overnight courier or by regular mail.

Severability

16.2         Where individual provisions of this Partnership Agreement are or become invalid, in whole or in part, or where this Partnership Agreement contains a lacuna, this shall not affect the validity of the other provisions hereof. The remainder of this Agreement shall be construed as if such invalid provision were replaced, or such omission or lacuna remedied, in accordance with a legally permissible provision which comes closest to the purpose of this Partnership Agreement as expressed by the partners or to the partners’ intention had they considered this aspect.

Legal Venue

16.3         Exclusive legal venue shall be Munich.

Coming into Force

16.4         This Partnership Agreement shall enter into force upon its signing by the partners.

Unterföhring, 27 April 2006

Kabel Deutschland Verwaltungs GmbH
represented by:

/s/ Christof Wahl	/s/ Paul Thomason

Christof Wahl, Managing Director	Paul Thomason, Managing Director

Kabel Deutschland GmbH
represented by:

/s/ Christof Wahl	/s/ Paul Thomason

Christof Wahl, Managing Director	Paul Thomason, Managing Director

Kabel Deutschland Vertrieb und Service Beteiligungs GmbH & Co. KG,
represented by its General Partner, Kabel Deutschland Vertrieb und Service Beteiligungs Verwaltungs GmbH,
which is in turn represented by:

/s/ Christof Wahl	/s/ Paul Thomason

Christof Wahl, Managing Director	Paul Thomason, Managing Director